    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER ___, 1996

                                                       REGISTRATION NO. 333-3692
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                          ----------------------------
                           SOLIGEN TECHNOLOGIES, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                  WYOMING                                                                                   93-1072052
(State or other jurisdiction of incorporation or organization)                               (I.R.S. Employer Identification Number)


       19408 Londelius Street, Northridge, California 91324 (818) 718-1221 (Address and telephone number of registrant's principal executive offices)
                                ----------------
                                  YEHORAM UZIEL
                                    President
                           SOLIGEN TECHNOLOGIES, INC.
       19408 Londelius Street, Northridge, California 91324 (818) 718-1221
            (Name, address and telephone number of agent for service)
                                ----------------

                                   Copies to:
                               BRUCE A. ROBERTSON

                            Garvey, Schubert & Barer
                         1191 Second Avenue, 18th Floor
                             Seattle, WA 98101-2939
                         -------------------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as possible after this registration statement becomes effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement or the earlier effective registration statement for the same offering: [ ]

         If delivery of this Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                                ----------------

                                             CALCULATION OF REGISTRATION FEE
===================================================================================================================================
    TITLE OF EACH CLASS OF SECURITIES             AMOUNT TO BE  PROPOSED MAXIMUM OFFERING      PROPOSED MAXIMUM          AMOUNT OF
             TO BE REGISTERED                       REGISTERED      PRICE PER SHARE(1)    AGGREGATE OFFERING PRICE(1)  (REGISTRATION
                                                                                                                         FEE (1)(2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value ........................... 8,805,000                           $                  $
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no ..................................... 1,195,000                           $1,493,750.00      $      515.05
par value, issuable upon exercise ....................                 $        1.25
 of Class A Share Purchase Warrants
-----------------------------------------------------------------------------------------------------------------------------------
Common ............................................... 1,195,000                           $2,987,500.00      $    1,030.09
Stock, no par value, issuable upon exercise ..........                 $        2.50
 of Class B Share Purchase Warrants
-----------------------------------------------------------------------------------------------------------------------------------
Common ............................................... 1,090,000                           $1,635,000.00      $      563.77
Stock, no par value, issuable upon exercise ..........                 $        1.50
 of Class C Share Purchase Warrants
-----------------------------------------------------------------------------------------------------------------------------------
Common ...............................................   218,000                           $  163,500.00      $       56.37
Stock, no par value, issuable upon exercise ..........                                                        $         .75
 of Class D Share Purchase Warrants
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value, issuable upon exercise ... 3,325,000       $        1.50       $4,837,500.00       $    1,667.97
 of Class E Share Purchase Warrants
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value, issuable upon exercise ... 2,000,000       $        1.00       $2,000,000.00       $      689.60
 of Class G Share Purchase Warrants
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ..................................................................................................       $
===================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.


(2) The total registration fee is $6,755.38, of which $6,655.38 was paid upon the original filing of this Registration Statement on April 12, 1996. Accordingly, only the additional amount due of $100.00 is being submitted with this Pre-Effective Amendment No. 1.

                               -----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE. TOTAL OF SEQUENTIALLY NUMBERED PAGES: ___

Exhibit Index on Sequentially Numbered Page: 20
================================================================================

                 SUBJECT TO COMPLETION, DATED NOVEMBER ___, 1996

PROSPECTUS
                           SOLIGEN TECHNOLOGIES, INC.



                        17,828,000 Shares of Common Stock

         This Prospectus relates to 17,828,000 shares of Common Stock (the "Shares") of Soligen Technologies, Inc. (the "Company") to be offered from time to time by certain shareholders of the Company named in this Prospectus (the "Selling Shareholders"). All of the Shares offered hereunder are to be sold on behalf of the Selling Shareholders. The Shares covered hereby include 9,023,000 Shares issuable upon exercise of warrants held by the Selling Shareholders prior to the offering made by this Prospectus. This Prospectus does not cover such warrants; only the Shares issuable upon exercise thereof are registered hereunder. The Company has been advised that the Selling Shareholders expect to offer the Shares on the American Stock Exchange's Emerging Company Marketplace, through negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at prices otherwise negotiated. The Selling Shareholders may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Shareholders, or from the purchasers of the Shares, or both. The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear all of the expenses in connection with the registration and sale of the Shares (other than discounts and commissions paid to broker-dealers. See "Selling Shareholders" and "Plan of Distribution."

         THE PURCHASE OF THE SHARES INVOLVES CERTAIN MATERIAL RISKS. SEE "RISK FACTORS" FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS. THE SHARES OFFERED HEREUNDER CONSTITUTE APPROXIMATELY 59.9% OF THE TOTAL ISSUED AND OUTSTANDING COMMON STOCK OF THE COMPANY ON A FULLY DILUTED BASIS. SALE OF THE SHARES HEREUNDER COULD ADVERSELY IMPACT THE MARKET FOR THE COMPANY'S COMMON STOCK. SEE "RISK FACTORS --LIMITED MARKET FOR COMMON STOCK; PRICE VOLATILITY."

         The Common Stock of the Company is traded on the American Stock Exchange's Emerging Company Marketplace (the "ECM") under the symbol "STI." On October 31, 1996, the last reported sale price for the Common Stock of the Company as reported on the ECM was $.11/16 per share.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 4, 1996.

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and at 3190 Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is listed on the American Stock Exchange's Emerging Company Marketplace (the "ECM"). Reports, proxy statements and other information concerning the Company may be inspected at the offices of the ECM located at 86 Trinity Place, New York, New York 10006-1881.

         The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus, which constitutes part of the Registration Statement, relates only to the Shares and does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are necessarily summaries of such documents, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matters involved. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

         The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Soligen Technologies, Inc., Attention: Chief Financial Officer, 19408 Londelius Street, Northridge, California 91324, telephone number (818) 718-1221.

                                TABLE OF CONTENTS

Available Information ........................................................2
Incorporation of Certain Information by Reference.............................3
Risk Factors..................................................................4
The Company...................................................................7

Selling Shareholders......................................................... 9
Plan of Distribution.........................................................15
Use of Proceeds..............................................................16
Legal Matters................................................................16
Experts......................................................................17

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


         The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated by reference in this Prospectus:


         1. The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996 (the "1996 Annual Report") as filed with the Commission on June 17, 1996;

         2. The portions of the Company's Proxy Statement for the Annual Meeting of Shareholders held on July 14, 1996 that have been incorporated by reference in the 1996 Annual Report;

         3. The description of the Company's Common Stock contained in the Registration Statement on Form 10-SB (Reg. No. 1-12694) filed with the Commission pursuant to the Exchange Act on December 20, 1993, including any amendment or report filed for the purpose of updating such description; and

         4. The Company's Report Form 8-K filed with the Commission on October 3, 1996.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents.

         Any statement contained in this Prospectus or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement and this Prospectus or any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  RISK FACTORS


         The purchase of the Shares involves a high degree of risk and should be considered only by investors who can afford to sustain the loss of their entire investment. In analyzing this Offering, prospective investors should carefully consider the following factors, among others.

HISTORY OF LOSSES FROM OPERATIONS


         The Company has incurred losses in each year since it commenced operations in 1992. For the fiscal years ended March 31, 1996 and 1995 , the Company sustained losses of $2.172 million, or $.08 per share, and $1.992 million, or $0.09 per share, respectively, on revenues of $2.815 million and $1.652 MILLION respectively. Through March 31, 1996, the Company has incurred cumulative losses from inception of approximately $6.797 million. The Company continues to operate at a loss, and no assurance can be given that the Company can or will ever operate profitably. Accordingly, management has determined that it is more likely than not that the Company will not generate sufficient taxable income, through the year 2010, to realize the Company's current federal net operating loss carryforwards. The failure of the Company to develop a substantial customer base may adversely affect its ability to market its services to others, especially to major companies. The Company is also subject to the risks normally associated with a new business enterprise, including unforeseeable expenses, delays and complications.

CAPITAL REQUIREMENTS AND SOURCES OF LIQUIDITY

         The Company requires significant funds to continue operations. As of September 30, 1996, the Company had approximately $660,000 in cash and cash equivalents. Since March 31, 1995, the Company has funded its operations through the private sale of securities. The Company received net proceeds of
 $536,000 from the private placement of securities which was completed in June 1995 and net proceeds of $2,616,000 from the private placement of securities completed on September 27, 1995 and January 31, 1996. The Company does not have any bank financing, and it does not believe that financing from a bank or other commercial lender is presently available to it.

         On September 13, 1996, the Company completed a $750,000 convertible debenture and warrant private placement financing in accordance with SEC Regulation S. The debentures are convertible by the holder into shares of the Company's common stock. The Company has the right to convert debentures at the rate of $50,000 per week beginning October 24, 1996, at a conversion price equal to 75% of the average trading price of the Company's common stock on the American Stock Exchange (Emerging Company Market) for the five trading days preceding the date of conversion. The Company does not expect current cash and cash equivalents to be adequate beyond March 31, 1997. Therefore, until the Company operates profitably, as to which no assurance can be given, it will be necessary for the Company to obtain outside funding to fund operations.


DEPENDENCE ON PROPRIETARY TECHNOLOGY AND LICENSES



         The Company's DSPC System is based upon proprietary technology developed by the Company and certain patent and other proprietary rights licensed to the Company by the Massachusetts Institute of Technology ("MIT") pursuant to a license agreement (the "License") dated October 18, 1991, as amended. See "The Company." Pursuant to the License, Soligen, Inc., a wholly-owned subsidiary of the Company ("Soligen") has the exclusive world-wide right and license to use MIT's patented technology for the production of metal parts until October 1, 2006, and on a non-exclusive basis thereafter until the expiration of the last patent relating to the patented technology. Under the terms of the License, MIT has the right to terminate the License in the event the Company fails to achieve certain minimum levels of cumulative sales discussed below in the section entitled "The Company."

         The Company has filed a patent application for certain technologies embodied in the DSPC System. However, no assurance can be given that such application will be granted. Furthermore, others may develop technologies, which may or may not be patented, which perform the same or similar functions as the Company's products. Moreover, the terms of the License require the Company to grant MIT a perpetual, royalty-free License on a non-exclusive basis with respect to such technologies. Although the Company has signed non-disclosure agreements with its employees and others to whom it discloses non-patented proprietary information, no assurance can be given that such protection will be sufficient. The unauthorized use of the Company's proprietary technology and other proprietary information may have a materially adverse effect upon its business.


EFFECT OF TECHNOLOGICAL ADVANCES; POSSIBLE OBSOLESCENCE

         It is possible that new technology may develop in a manner which may make the Company's products obsolete and that competitors may develop alternative technologies which are not covered by the patents or technology licensed to the Company. The failure of the Company to obtain access to such technology, or to develop further enhancement to its technology, could have a materially adverse effect on the Company.


RISKS OF THIRD PARTY CLAIMS OF INFRINGEMENT

         In February 1994, DTM Corporation of Austin, Texas ("DTM") filed a lawsuit against Soligen, alleging infringement of a United States patent of which DTM is the assignee (the "Housholder" patent). An agreement was signed during the quarter ended September 3, 1995, settling the patent infringement lawsuit and resolving, without further litigation by DTM, related patent disputes between DTM and MIT that impacted both Soligen and other MIT licensees of Three Dimensional Printing (3DP(TM)) technology. The Agreement provides for the issuance of 50,000 shares of the Company's common stock to DTM, and the issuance of an additional 50,000 shares contingent upon the final outcome of the pending petition for reexamination of the Housholder patent. The Agreement does not provide for any cash payments from the Company to DTM. The first 50,000 shares have been issued to DTM. As the number of competitors manufacturing metal parts increases, overlapping technologies will become more likely. There can be no assurance that third parties will not assert infringement claims against the Company or Soligen in the future, that assertion of such claims will not result in litigation or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial costs to the Company and divert management's attention from the Company's operations. Any infringement claim or litigation against the Company could, therefore, materially and adversely affect the Company's business, operating results and financial condition.


COMPETITION

         The Company's primary sources of revenue are the manufacture of complex metal parts using DSPC technology and the operation of its aluminum foundry and machine shop. The Company competes with numerous other foundries and companies which manufacture metal parts for industry. The Company has not yet generated any significant market acceptance for its products. Competition is based on cost and the ability to meet the customer's time requirements and product specifications. With manufacturing companies seeking to purchase components on a "just in time" schedule, the ability of a parts manufacturer to meet the required schedule at a reasonable cost places a premium on efficiency in manufacturing and delivering the parts. The Company's competitors include major companies, which have substantially greater financial, technical and marketing resources than the Company, as well as a number of small and medium-sized companies that manufacture metal parts. No assurance can be given that the Company will be able to compete successfully with such competitors.

PRODUCTS NOT PROVEN IN CONTINUING USE

         The DSPC System has been in commercial use by the Company only since January 1995. No assurance can be given that the Company's DSPC System will operate free from maintenance or other performance problems for sustained periods of time.

DEPENDENCE ON KEY PERSONNEL

         The Company's business is largely dependent upon its senior executive officer, Mr. Yehoram Uziel, President, Chairman of the Board and Chief Executive Officer. The loss of service of Mr. Uziel or other key employees could have a material adverse effect upon the Company's business and prospects. In order to develop its business, the Company will require additional key technical and marketing personnel. The market for qualified personnel is highly competitive, and the Company will compete with some of the major computer, communications and software companies as well as major corporations hiring in-house staff, in seeking to hire such employees, and no assurance can be given as to the ability of the Company to employ such persons.

LIMITED MARKET FOR COMMON STOCK; PRICE VOLATILITY


         The Company's Common Stock is traded on the Vancouver Stock Exchange and the American Stock Exchange's Emerging Company Marketplace (the "ECM"). The Common Stock has been subject to a relatively high degree of price volatility, and during June 1995, trading was halted on both exchanges for three days pending release of certain information regarding a private placement. Furthermore, the Shares offered hereunder constitute approximately 59.9% of the total issued and outstanding common stock of the Company on a fully diluted basis. No prediction can be made as to the effect, if any, that future sales of the Shares or the availability of Shares for future sale will have on the prevailing market price for the Company's common stock. Sales of substantial amounts of the Shares in the public market, or the perception that such sales might occur, could adversely affect the prevailing market price of the Company's common stock.


POSSIBLE DELISTING OF COMMON STOCK FROM THE ECM; MARKET ILLIQUIDITY


         The Company's Common Stock is listed on the Vancouver Stock Exchange and the ECM. The ECM requires, as a condition for continued listing, that (i) the Company maintain at least $2 million in total assets and $1 million in capital and surplus; (ii) the minimum price of the Common Stock be $1.00 per share, provided that the price may be below $1.00 so long as capital surplus is at least $2 million; (iii) at least 250,000 shares be in the public float valued at $1 million or more; and (iv) the Common Stock be held by at least 300 public holders. As of September 30, 1996 the Common Stock was trading below $1.00 and the Company had capital surplus of $1,122,000. Therefore, as of that date the Company did not meet the ECM's maintenance requirements of $2 million in capital and surplus. During the month of October the trading price of the Common Stock fluctuated between a high of approximately $1.25 and a low on October 31 of $11/16. In the event the Company is delisted from ECM, trading, if any, in such securities would thereafter be conducted, in addition to the Vancouver Stock Exchange, in the over-the-counter market in the so-called "pink sheets" or the Nasdaq's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.



RISKS OF LOW-PRICED STOCKS; PENNY STOCK REGULATIONS

         If the Company's securities were delisted from ECM (See "Risk Factors -- Possible Delisting of Securities from the ECM; Market Illiquidity"), they may become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's Common Stock and may affect the ability to sell any of the Common Stock in the secondary market.

         The Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule, prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         If the Company's Common Stock were subject to the rules on penny stocks, the market liquidity for the Common Stock could be adversely affected.

NO DIVIDENDS ANTICIPATED

         The Company has never paid any cash dividends on its Common Stock. The Company presently intends to retain future earnings, if any, in order to provide funds for use in the operation and expansion of its business and, accordingly, does not anticipate paying cash dividends on its Common Stock in the foreseeable future.


                                   THE COMPANY


         The Company is a Wyoming corporation, which was organized in 1993. The Company's wholly-owned subsidiary, Soligen, Inc. ("Soligen"), is a Delaware corporation which was organized in 1991 and commenced operations in 1992. The Company is the successor to an inactive British Columbia corporation organized in 1988 under the name Pars Resources Ltd., which name was subsequently changed to WDF Capital Corp. In connection with its reincorporation in Wyoming in 1993, the Company changed its name to Soligen Technologies, Inc. The Company's principal executive office is located at 19408 Londelius Street, Northridge, California 91324, telephone (818) 718-1221. References to the Company include Soligen Technologies, Inc., and its subsidiaries and predecessors unless the context indicates otherwise. "DSPC"(R)
 and "Parts Now"(R) are registered trademarks of the Company.
"3DP"(TM) is a trademark of MIT.


         The Company has developed a proprietary technology known as Direct Shell Production Casting ("DSPC"). This technology is embodied in the Company's DSPC 300 System (the "DSPC System"), which produces ceramic molds directly from Computer Aided Design ("CAD") files. These ceramic molds are used to cast metal parts and tooling which conform to the CAD design. The Company's DSPC System is based upon proprietary technology developed by the Company and certain patent and other proprietary rights licensed to Soligen, Inc. ("Soligen"), a wholly-owned subsidiary of the Company, by the Massachusetts Institute of Technology ("MIT") pursuant to a license agreement (the "License") dated October 18, 1991, as amended. Pursuant to the License, MIT granted Soligen an exclusive, world-wide license to develop, manufacture, market and sell products utilizing certain technology and processes for the production of metal parts patented by MIT until October 1, 2006, and on a non-exclusive basis thereafter until the expiration of the last patent relating to the licensed technology.

         Under the terms of the License, Soligen is required to generate the following minimum sales cumulative levels:

                                                                  Minimum Level
                                    Period                      Cumulative Sales
--------------------------------------------------------------------------------

                          March 1996 - March 1997                   $ 3,000,000
--------------------------------------------------------------------------------
                          March 1997 - March 1998                   $ 3,500,000
--------------------------------------------------------------------------------
                          March 1998 - March 1999                   $ 4,000,000
--------------------------------------------------------------------------------
                          March 1999 - March 2000                   $ 4,500,000
--------------------------------------------------------------------------------
                          March 2000 - March 2001                   $ 5,000,000
--------------------------------------------------------------------------------
                          March 2001 - March 2002                   $ 6,000,000
--------------------------------------------------------------------------------
                          March 2002 - March 2003                   $ 8,000,000
--------------------------------------------------------------------------------
                          March 2003 - March 2004
--------------------------------------------------
                          and each year thereafter                  $10,000,000
--------------------------------------------------------------------------------

Soligen has an obligation to pay MIT a royalty in the amount of 4.5% of "Net Sales" on a quarterly basis, reduced to 2.5% when cumulative royalties of $500,000 have been paid. In addition, Soligen must pay a minimum annual royalty of $50,000 due on December 31, 1994 and December 31 in each year thereafter. However, through December 31, 1998, MIT has waived this annual minimum royalty of $50,000. The License provides that if Soligen fails to perform the sales minimums or pay the obligations delineated above, such failure will be grounds for MIT to terminate the License on 90 days' notice to Soligen. Soligen had total revenues for the fiscal year ended March 31, 1996 of $2.8 million.


         The Company believes that it is the only producer of parts and tooling with access to technology which allows for the rapid creation of ceramic molds directly from CAD files. These ceramic molds are then used to cast fully-functional parts conforming to the CAD design. This unique capability distinguishes the DSPC System from rapid prototyping technologies, which are characterized by the ability to produce non-functional, three-dimensional representations of parts from CAD files.

         The Company believes that the rapid mold production capabilities of the DSPC System provide a substantial competitive advantage over existing producers of metal parts and tooling. Use of the DSPC System eliminates the need to produce tooling for limited runs of metal parts, thereby reducing both the time and the labor otherwise required to produce the parts. For larger production runs, the DSPC System is used to produce the tooling required to cast the parts. To capitalize on this advantage, the Company's "Parts Now" strategy is to form a network of rapid response production facilities owned either by the Company or by licensed third parties. These facilities include DSPC production facilities and foundries with in-house machine shops. The Company intends to establish itself as a leading manufacturer of metal parts by providing a seamless transition from CAD file to finished part.

         To further its Parts Now strategy, in June 1994 the Company acquired an aluminum foundry and machine shop located in Santa Ana, California. The first DSPC production center for Parts Now has been in operation at the Company's headquarters in Northridge, California since January 1995. At the DSPC production facility, the Company uses CAD files obtained from customers to produce ceramic molds. The CAD file can be transmitted by modem, internet or delivery of a standard disk or tape. Metal is then cast into the ceramic molds in a foundry to yield metal parts identical to the respective customer CAD files. The parts are cast either at the Company's aluminum foundry or at other foundries. The Company also offers its DSPC equipment to major industrial companies, who can use it to make their own ceramic molds.


                              SELLING SHAREHOLDERS

         The following table sets forth certain information with respect to each Selling Shareholder and the Shares beneficially owned and to be offered under this Prospectus from time to time thereby. Because the Selling Shareholders may sell all or part of their Shares pursuant to this Prospectus, and the offering of the Shares is not being underwritten, no estimate can be given as to the number of and percentage of Shares that will be owned by the Selling Shareholders upon termination of the offering.


                                                                                                           APPROXIMATE
                                                            SHARES OWNED OR                               PERCENTAGE OF
                                   SHARES OWNED OR            SUBJECT TO         SHARES OWNED              SHARES OWNED,
                                     SUBJECT TO                WARRANTS          ASSUMING ALL              ASSUMING ALL
         SHARE-                    WARRANTS PRIOR             INCLUDED IN         REGISTERED                REGISTERED
         HOLDER                     TO OFFERING                 OFFERING        SHARES ARE SOLD          SHARES ARE SOLD
         ------                     -----------                 --------        ---------------          ---------------

Adizes, Ichak (1)                     700,000                  700,000                 0                        *

Arno A. Roscher, M.D.
Employee Pension Plan                 400,000                  400,000                 0                        *

Bear Stearns Securities
Corp., as Custodian                   100,000                  100,000                 0                        *
James D. Gerson IRA

Benjamin, Donald H.                   100,000                  100,000                 0                        *

Bershad, David J.                     110,000                  110,000                 0                        *

C.H.O. Enterprises, Inc. (2)          400,000                  400,000                 0                        *

Cherchio, Richard                     100,000                  100,000                 0                        *

Choon, Kek Hwa                         80,000                   80,000                 0                        *

Choppin, Rachel Gal (3)                30,180                   20,000               10,180                     *

Clement E. Galante,
Trustee f/b/o/ Clement                 34,000                   20,000               14,000                     *
Galante u/a/d 10/22/90

Cording, Ron                           50,000                   50,000                 0                        *

Dafna Slonim Profit
Sharing Plan (4)                      200,000                  200,000                 0                        *

Daniel Jones Associates
Defined Benefit Pension               110,000                  110,000                 0                        *
Plan

DBN Investment Company                200,000                  200,000                 0                        *

Eagle Brook School                    100,000                  100,000                 0                        *

Edelson Technology
Partners III (5)                    4,000,000                4,000,000                 0                        *

Friedman, Kenneth T. (6)              200,000                  200,000                 0                        *

Fuhrman, Gary                         200,000                  200,000                 0                        *

Fundamental Growth
Partners Ltd.                         220,000                  220,000                 0                        *


                                                                                                           APPROXIMATE
                                                            SHARES OWNED OR                               PERCENTAGE OF
                                   SHARES OWNED OR            SUBJECT TO         SHARES OWNED              SHARES OWNED,
                                     SUBJECT TO                WARRANTS          ASSUMING ALL              ASSUMING ALL
         SHARE-                    WARRANTS PRIOR             INCLUDED IN         REGISTERED                REGISTERED
         HOLDER                     TO OFFERING                 OFFERING        SHARES ARE SOLD          SHARES ARE SOLD
         ------                     -----------                 --------        ---------------          ---------------

Gerard, Emanuel IRA                   400,000                  400,000                 0                        *

Gerard Klauer Mattison
& Co. LLC                             200,000                  200,000                 0                        *
(7)

Germinario, John A.                    55,000                   55,000                 0                        *

GGW Holdings                          110,000                  110,000                 0                        *

Gil Apel/Alfred
Nissan/Yitzak E. Nissim               200,000                  200,000                 0                        *
Partnership

Goldstein, Jerome                     200,000                  200,000                 0                        *

Goldstein, Richard B.
and Kathleen L.                       (55,000)                  55,000                 0                        *
(JTWROS)(8)

Goodman, George J.W.                   40,000                   40,000                 0                        *

Green, Catherine                      200,000                  200,000                 0                        *

Green, Louis M.                       200,000                  200,000                 0                        *

Hankin, Yaron                          20,000                   20,000                 0                        *

Hastings Holdings Limited             440,000                  440,000                 0                        *

Haviv, Yoram Moshe                    400,000                  400,000                 0                        *

Hedge Fund Partners, Ltd.             220,000                  220,000                 0                        *

Highland Resources Co.
Profit Sharing Plan(9)                120,000                  100,000               20,000                     *

Intergroup Corporation (The)          200,000                  200,000                 0                        *

Jacobson, Joel                         66,000                   66,000                 0                        *

Jaffe, Michelle                       200,000                  200,000                 0                        *

Jane H. Galante, Trustee
of Jane H. Galante Trust               20,000                   20,000                 0                        *
dated 7/31/89

Keydar, Gidcon                         40,000                   40,000                 0                        *

Lahad, Shlomit                        140,000                  140,000                 0                        *


                                                                                                           APPROXIMATE
                                                            SHARES OWNED OR                               PERCENTAGE OF
                                   SHARES OWNED OR            SUBJECT TO         SHARES OWNED              SHARES OWNED,
                                     SUBJECT TO                WARRANTS          ASSUMING ALL              ASSUMING ALL
         SHARE-                    WARRANTS PRIOR             INCLUDED IN         REGISTERED                REGISTERED
         HOLDER                     TO OFFERING                 OFFERING        SHARES ARE SOLD          SHARES ARE SOLD
         ------                     -----------                 --------        ---------------          ---------------

Liebermann, Moshe                     200,000                  200,000                 0                        *

Liron, Avraham                         80,000                   80,000                 0                        *

Lorch, Timothy R.                     110,000                  110,000                 0                        *

Low, Nathan A.                        300,000                  300,000                 0                        *

Lucy, William                          45,800                   40,000               5,800                      *

Malkin, Gary S.                       100,000                  100,000                 0                        *

Mark W. & Mary
Dowley Family Trust
(10)                                  240,000                  240,000                 0                        *

Mattison, William C.,
Jr. IRA (7)                           400,000                  400,000                 0                        *

Melamed, Dorice                        20,000                   20,000                 0                        *

Melamed, Jacob                         20,000                   20,000                 0                        *

Monahan, Stephen                      400,000                  400,000                 0                        *

Nazarian, Nasser                       60,000                   60,000                 0                        *

Nordic Resources Corp.                100,000                  100,000                 0                        *

Oestreich, David A. (2)               200,000                  200,000                 0                        *

Oestreich-Kend, Joan E. (2)           200,000                  200,000                 0                        *

Paine Weber as IRA
Custodian for Walter J.               144,000                  144,000                 0                        *
Schulte (11)

Perelson, Samuel S.                   100,000                  100,000                 0                        *

Posner, Samuel                        220,000                  220,000                 0                        *

Rapaport, Ruth                        120,000                  120,000                 0                        *

Raviv, Shlomo                          88,000                   88,000                 0                        *

RCS, Inc.                             220,000                  220,000                 0                        *

Rosenberg, Ilan                        40,000                   40,000                 0                        *

Salimpour, Pejman                     200,000                  200,000                 0                        *


                                                                                                           APPROXIMATE
                                                            SHARES OWNED OR                               PERCENTAGE OF
                                   SHARES OWNED OR            SUBJECT TO         SHARES OWNED              SHARES OWNED,
                                     SUBJECT TO                WARRANTS          ASSUMING ALL              ASSUMING ALL
         SHARE-                    WARRANTS PRIOR             INCLUDED IN         REGISTERED                REGISTERED
         HOLDER                     TO OFFERING                 OFFERING        SHARES ARE SOLD          SHARES ARE SOLD
         ------                     -----------                 --------        ---------------          ---------------

Salsburg, Richard M.                  200,000                  200,000                 0                        *

Schreiber, Daniel J.                  100,000                  100,000                 0                        *

Schulte, Walter J. (11)                20,119                   20,000                119                       *

Shomrat, Dror                          40,000                   40,000                 0                        *

Sharon, Avner                          40,000                   40,000                 0                        *

Siegrist, Reinhard                    200,000                  200,000                 0                        *

Silver, Howard (9)                    100,000                  100,000                 0                        *

Simmons, James M.                     200,000                  200,000                 0                        *

Slonim, Daphna, M.D. (4)              100,000                  100,000                 0                        *

Spier, William                      1,000,000                1,000,000                 0                        *

Sterling Capital LLC                  200,000                  200,000                 0                        *

Sylvano, Inc.                         220,000                  220,000                 0                        *

Taub, Chaim (12)                      200,000                  200,000                 0                        *

Ulirsch, Rudolf, M.D.                 160,000                  100,000               60,000                     *

Union Communications                  200,000                  200,000                 0                        *

Uri or Simona
Gronemann JTWROS                       30,000                   30,000                 0                        *

Uziel, Yehoram (13)                 7,705,585                   20,000             7,685,585                  25.84%

Weiner, Ronald G. (14)                105,000                  100,000               5,000                      *

Westergaard Publishing
Corporation                            30,000                   30,000                 0                        *

Wiley-Bonda Trust dated
9/17/94 (The)                         110,000                  110,000                 0                        *

Winfield, John V.                     200,000                  200,000                 0                        *

TOTAL                              25,628,684


----------------------------

* Represents less than 1% of total outstanding shares of the Company's common stock.

(1) Ichak Adizes provides consulting services to the Company and in connection therewith has been granted options under the Company's 1993 Amended and Restated Stock Option Plan.

(2) David A. Oestreich and Joan E. Oestreich-Kend are the President and Assistant Treasurer, respectively of C.H.O. Enterprises, Inc. Each of Mr. Oestreich and Ms. Oestreich-Kend is also the direct beneficial owner of shares included in this offering.


(3) Rachel Gal Choppin serves as the Company's outside human resources manager for which the Company pays her $500 per month and has granted her options under the Company's 1993 Amended and Restated Stock Option Plan.


(4) Daphna Slonim owns shares of the Company's common stock directly as well as indirectly, through Daphna Slonim Profit Sharing Plan.

(5) Harry Edelson, a general partner of Edelson Technology Partners III, provides consulting services to the Company.

(6) Kenneth T. Friedman provides consulting services to the Company and in connection therewith has been granted options under the Company's 1993 Amended and Restated Stock Option Plan.

(7) Gerard Klauer Mattison & Co. LLC ("GKM") acted as placement agent in connection with a recent private placement of the Company's common stock. In connection therewith, GKM received compensation in the form of fees and discounts as well as common stock share purchase warrants. Emanuel Gerard and William Mattison are each principals of GKM and each indirectly owns shares included in this offering.

(8) Richard B. Goldstein has provided consulting services to the Company and in connection therewith has been granted options under the Company's 1993 Amended and Restated Stock Option Plan.

(9) Howard Silver is the trustee of Highland Resources Co. Profit Sharing Plan. Mr. Silver and Highland Resources Co. Profit Sharing Plan each own shares which are included in this offering. Mr. Silver is also the trustee of Highland Resources Co. Pension Plan which owns 5,000 shares of the Company's common stock. In addition, Mr. Silver provides consulting services to the Company and in connection therewith has been granted options under the Company's 1993 Amended and Restated Stock Option Plan.

(10) Mark Dowley is a director of the Company, Soligen, Inc., a wholly-owned subsidiary of the Company ("Soligen"), and Altop, Inc., a wholly-owned subsidiary of the Company ("Altop").


(11) Walter J. Schulte is the former Chief Financial Officer, Vice President and Secretary. Mr. Schulte is also the former Chief Financial Officer and Vice President of Soligen. Mr. Schulte owns shares of the Company's common stock directly as well as indirectly, through Paine Weber, as IRA Custodian for Walter J. Schulte.


(12) Chaim Taub has provided consulting services to the Company and in connection therewith has been granted options under the Company's 1993 Amended and Restated Stock Option Plan.

(13) Yehoram Uziel is a director and the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Uziel is also a director and the Chief Executive Officer and President of Soligen. Finally, Mr. Uziel is a director and the Chief Executive Officer and Chief Financial Officer of Altop.

(14) Ronald G. Weiner provides consulting services to the Company and in connection therewith has been granted options under the Company's 1993 Amended and Restated Stock Option Plan (the "1993 Plan"). In addition, Mr. Weiner's wife, Vicki M. Weiner, is the owner of VMW, Inc., the Company's public relations firm. The Company pays VMW, Inc. $3,000 per month for its services, and Ms. Weiner has been granted options under the 1993 Plan.

Except as provided above, during the past three years, no Selling Shareholder has held any position or office, or had any material relationship, with the Company or any of its predecessors or affiliates.


         The Shares were purchased by the Selling Shareholders pursuant to one or more of the following transactions:

         (A) Pursuant to a private placement in which closings occurred from December 2, 1994 through April 28, 1995, the Company sold 2,390,000 units, each consisting of one share of Common Stock, one half a Class "A" nontransferable share purchase warrant and one half a Class "B" nontransferable share purchase warrant. One Class "A" warrant entitles the purchaser to purchase one share of Common Stock at an exercise price of $1.25 per share. One Class "B" warrant entitles the purchaser to purchase one share of Common Stock at an exercise price of $2.50 per share. In connection with this transaction, the Company received gross proceeds of $1,195,000.

         (B) Pursuant to a private placement completed in June 1995, the Company sold 1,090,000 units, each consisting of one share of Common Stock, one Class "C" nontransferable share purchase warrant and one-fifth of a Class "D" nontransferable share purchase warrant. One Class "C" warrant entitles the purchaser to purchase one share of Common Stock at an exercise price of $1.50 per share. One Class "D" warrant entitles the purchaser to purchase one share of Common Stock at an exercise price of $0.75 per share. In connection with this transaction, the Company received net proceeds of $536,000.

         (C) Pursuant to a private placement in which closings occurred on September 27, 1995 and January 31, 1996, the Company sold 53.25 units, each unit consisting of 100,000 shares of Common Stock and 100,000 Class "E" or Class "G" nontransferable share purchase warrants. One Class "E" warrant entitles the purchaser to purchase one share of Common Stock at an exercise price of $1.50. One Class "G" warrant entitles the purchaser to purchase one share of Common Stock at an exercise price of $1.00 ($0.90 in the event the Company exercises its redemption rights). In connection with this transaction, the Company received net proceeds of $2,616,000.

         The foregoing sales were made without registration pursuant to the exemption available under Section 4(2) of the Securities Act of 1933 (the "Securities Act") applicable to transactions not involving a public offering or pursuant to the terms and provisions of Regulation D promulgated by the Securities and Exchange Commission. The following factors were relied upon by the Company to establish the availability of this exemption for the sales of securities described above: (1) each purchaser was an accredited investor or was sophisticated in relation to his or her investment; (2) each purchaser gave written assurance of investment intent; (3) share certificates or warrants included legends referring to restrictions on transfer; (4) sales were made to a limited number of persons; and (5) each purchaser was given, or had full access to, all material information regarding the Company and the security necessary to make an informed decision.

         The Company agreed to use its best efforts to register the shares of Common Stock sold, or issuable upon exercise of warrants sold, in connection with the private placement described in item (c) above under the Securities Act and applicable state securities laws. Pursuant to the private placement described in items (a) and (b) above, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of others, holders of shares purchased in such private placements are entitled to notice of such registration and are entitled to include such shares therein. all fees, costs and expenses of such registration, other than underwriting discounts and commissioners, are to be borne by the Company.


                              PLAN OF DISTRIBUTION


         Any distribution hereunder of the Shares by the Selling Shareholder may be effected from time to time in one or more of the following transactions: (a) through brokers acting as principal or agent, in transactions (which may involve block transactions), in special offerings, on the ECM, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, (b) to underwriters who will acquire Shares for their own account and resell such Shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time), (c) directly or through brokers or agents in private sales at negotiated prices, (d) to lenders to whom such Shares may have been pledged as collateral to secure loans, credit or other financing arrangements upon any subsequent foreclosure, if any, thereunder, or
(e) by any other legally available means. Also, offers to purchase the Shares may be solicited by agents designated by the Selling Shareholders from time to time. Underwriters or other agents participating in an offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions under the Securities Act, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

         The Company has advised each Selling Shareholder that he or she and any such brokers, dealers or agents who effect a sale of the Shares are subject to the prospectus delivery requirements under the Securities Act. At the time a particular offering of any Shares is made hereunder, to the extent required by law, a Prospectus Supplement will be distributed which will set forth the amount of Shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for any Shares purchased from the Selling Shareholders and any discounts, commissions or concessions allowed or filed or paid to dealers. The Company also has advised each Selling Shareholder that in the event of a "distribution" of his or her Shares, such Selling Shareholder and any broker, dealer or agent who participates in such distribution may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-6.

In order to comply with the securities laws of certain states, if applicable, the Shares will be sold hereunder in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold hereunder unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

         The Company has been advised that, as of the date hereof, the Selling Shareholders have made no arrangement with any broker for the sale of their Shares. The Selling Shareholders and any underwriters, brokers or dealers involved in the sale of the Shares may be considered "underwriters" as that term is defined by the Securities Act, although the Selling Shareholders and such brokers and dealers disclaim such status.

         Any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.


                                 USE OF PROCEEDS


         The proceeds from the sale of each Selling Shareholder's Shares will belong to the Selling Shareholders. The Company will receive none of the proceeds from sales of the Shares by the Selling Shareholders.

                                  LEGAL MATTERS


         The validity of the Shares offered hereby will be passed upon for the Company by Garvey, Schubert & Barer, Seattle, Washington.


                                     EXPERTS

         The audited financial statements and schedules of Soligen Technologies, Inc. incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Estimated expenses (other than discounts and commissions paid to broker-dealers) payable in connection with the sale of the Common Stock offered hereby are as follows:


         SEC registration fee                                   $ 6,655.38
         Legal fees and expenses                                 10,000.00
         Accounting fees and expenses                             8,000.00
         Blue Sky qualification fees and other expenses          15,000.00
                                                                 =========
         Total                                                  $39,655.38


         The Company will bear all expenses shown above. All expenses shown above, other than the SEC registration fee, are estimates.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under the terms of the Company's Bylaws, the Company shall indemnify an individual made a party to any proceeding because he or she is a director, officer, employee or agent of the Company against liability incurred in the proceeding if:

         (a)      He or she conducted himself or herself in good faith;
                  and
         (b) He or she reasonably believed that his or her conduct was in or at least not opposed to the best interest of the Company; and
         (c) In the case of criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Indemnification shall also be provided for an individual's conduct with respect to an employee benefit plan if the individual reasonably believed his or her conduct to be in the best interests of the participants in and beneficiaries of the plan.

         The Bylaws further require the Company to pay for or reimburse the reasonable expenses incurred by a director, officer, employee or agent of the Company who is a party to a proceeding in advance of final disposition of the proceeding if:

         (a) The individual furnishes the Company with a written affirmation of his or her good faith belief that he or she has met the standards of conduct described in the Bylaws;
         (b) The individual furnishes the Company with a written undertaking executed personally or on his or her behalf to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and
         (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under the law.

The indemnification and advance of expenses authorized by the Company's Bylaws are not exclusive to any other rights to which any director, officer, employee or agent may be entitled under any other agreement, vote of the Company's shareholders or disinterested members of the Board of Directors, or otherwise.

                                    - II-1 -                 Page 20 of __ pages

ITEM 16.  LIST OF EXHIBITS.



Exhibit Number                      Description
--------------                      -----------

      5.1+                          Opinion of Garvey, Schubert & Barer

      23.1+                         Consent of Arthur Andersen LLP

      23.2                          Consent of Garvey, Schubert & Barer
                                    (included in Exhibit 5.1)

      24.1                          Power of Attorney of Dr. Mark Dowley

      24.2                          Power of Attorney of Darryl J. Yea

      24.3                          Power of Attorney of Patrick J. Lavelle

      99.1 Form of Subscription Agreement in connection with private placement of 2,390,000 units, each unit consisting of one share of Common Stock, one half a Class "A" nontransferable share purchase warrant and one half a Class "B" nontransferable share purchase warrant.

      99.2** Form of Subscription Agreement in connection with private placement of 1,195,000 units, each unit consisting of one share of Common Stock, one Class "C" nontransferable share purchase warrant and one-fifth Class "D" nontransferable share purchase warrant.

      99.3*** Form of Subscription Agreement in connection with private placement of 53.25 units, each unit consisting of 100,000 shares of Common Stock and 100,000 Class "E" or Class "G" nontransferable share purchase warrants.

      99.4* Massachusetts Institute of Technology and Soligen Technologies, Inc. Patent License Agreement.

      99.5*                         Offshore Securities Subscription Agreement.

-----------------------------
+     Replaces previously filed exhibit.

*     Filed herewith.

** Incorporated by reference to Exhibit 10.5 of Form 10-QSB filed by the Company on November 13, 1995.

*** Incorporated by reference to Exhibit 10.6 of Form 10-QSB filed by the Company on November 13, 1995.


                                    - II-1 -                 Page 21 of __ pages

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                    (i)     To include any prospectus required
                                            by Section 10(a)(3) of the
                                            Securities Act of 1933;

                                    (ii)    To reflect in the prospectus any
                                            facts or events arising after the
                                            effective date of this Registration
                                            Statement (or most recent
                                            post-effective amendment hereof)
                                            which individually or in the
                                            aggregate, represent a fundamental
                                            change in the information set forth
                                            in this Registration Statement;

                                    (iii)   To include any material information
                                            with respect to the plan of
                                            distribution not previously
                                            disclosed in this Registration
                                            Statement or any material change to
                                            such information in this
                                            Registration Statement.

                           Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, to treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

                  (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                                    - II-2 -                 Page 22 of __ pages

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northridge, State of California, on October __, 1996.


                                    Soligen Technologies, Inc.


                                    By:   --------------------------------------
                                          Yehoram Uziel, Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


              Signature                                       Title                               Date
              ---------                                       -----                               ----


-------------------------------------   Director, Chairman of the Board,                    October ___, 1996
            Yehoram Uziel               Chief Executive Officer and President
                                        (Principal Executive Officer)


-------------------------------------   Chief Financial Officer (Principal                  October ___, 1996
            Robert Kassel               Financial and Accounting Officer)

          /s/ Dr. Mark Dowley
-------------------------------------   Director                                            October ___, 1996
          Dr. Mark Dowley

          /s/ Darryl J. Yea
-------------------------------------   Director                                            October ___, 1996
              Darryl J. Yea

      /s/ Patrick J. Lavelle
--------------------------------------  Director                                            October ___, 1996
          Patrick J. Lavelle


* By  --------------------------------                                                      October ___, 1996
       Yehoram Uziel
       Attorney-In-Fact



                                     - II-3 -                Page 23 of __ pages

                                  EXHIBIT INDEX

Exhibit Number             Description                                    Page Number
--------------             -----------                                    -----------

      5.1+        Opinion of Garvey, Schubert & Barer


      23.1+       Consent of Arthur Andersen LLP

      23.2        Consent of Garvey, Schubert & Barer (included in
                  Exhibit 5.1)                                                 N/A

      24.1        Power of Attorney of Dr. Mark Dowley


      24.2        Power of Attorney of Darryl J. Yea


      24.3        Power of Attorney of Patrick J. Lavelle

      99.1 Form of Subscription Agreement in connection with private placement of 2,390,000 units, each unit consisting of one share of Common Stock, one half a Class "A" nontransferable share purchase warrant and one half a Class "B" nontransferable share purchase warrant.

      99.2** Form of Subscription Agreement in connection with private placement of 1,195,000 units, each unit consisting of one share of Common Stock, one Class "C" nontransferable share purchase warrant and one-fifth Class "D" nontransferable share purchase warrant.

      99.3*** Form of Subscription Agreement in connection with private placement of 53.25 units, each unit consisting of 100,000 shares of Common Stock and 100,000 Class "E" or Class "G" nontransferable share purchase warrants.

      99.4*       Massachusetts Institute of Technology and Soligen
                  Technologies, Inc.


                                     - II-5 -                Page 24 of __ pages

                  Patent License Agreement.

      99.5* Offshore Securities Subscription Agreement by and between Soligen Technologies, Inc. and Black Seas Investment, LTD.



      99.6* Offshore Securities Subscription Agreement by and between Soligen Technologies, Inc. and Henley Group, Ltd.


-----------------------------


+     Replaces previously filed exhibit.

*     Filed herewith.

** Incorporated by reference to Exhibit 10.5 of Form 10-QSB filed by the Company on November 13, 1995.

*** Incorporated by reference to Exhibit 10.6 of Form 10-QSB filed by the Company on November 13, 1995.


                                     - II-5 -                Page 25 of __ pages